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                                                                EXHIBIT 99(a)

SUPPLEMENTARY FINANCIAL DATA




QUARTERLY DATA (UNAUDITED)

                                                                                                 Common Stock*
                                                                                        ------------------------------
                                                                            Primary     Dividends       Price Range
(In thousands, except                        Income Before       Net      Net Income     Paid Per     --------------
per share amounts)               Revenues     Income Taxes      Income     Per Share      Share       High       Low
                                ---------    -------------  ----------    ----------    ---------   -------    --------
FISCAL 1996
   First quarter (13 weeks)     $  49,988     $   5,964     $   3,764      $   .41      $  .080     $16.50      $14.38
   Second quarter (13 weeks)       55,474         8,116         5,116          .56         .085      17.75       15.75
   Third quarter (13 weeks)        53,421         7,236         4,896          .55         .085      18.38       16.75
   Fourth quarter (13 weeks)       61,738         9,450         5,990          .66         .085      20.00       17.75
                                ---------     ---------     ---------      -------      -------
       Total Year               $ 220,621     $  30,766     $  19,766      $  2.18      $  .335
                                =========     =========     =========      =======      =======
FISCAL 1995
   First quarter (13 weeks)     $  40,815     $   3,192     $   1,942      $   .20      $  .075     $15.62      $13.00
   Second quarter (14 weeks)       40,281         3,409         2,029          .22         .080      13.25       12.38
   Third quarter (13 weeks)        47,316         6,387         4,067          .44         .080      13.00       11.12
   Fourth quarter (13 weeks)       49,314         7,716         5,646          .61         .080      14.38       11.00
                                ---------     ---------     ---------      -------      -------
      Total Year                $ 177,726     $  20,704     $  13,684      $  1.47      $  .315
                                =========     =========     =========      =======      =======

* The Common Stock of McDonald & Company Investments, Inc., is listed on the New York Stock Exchange. The trading symbol is MDD. At April 26, 1996, the approximate number of stockholders of record was 1,046.


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